Exhibit 99.1

Foldera Announces Two New Independent Director Appointments to Board of Directors

Simon Aspinall and Danilo Cacciamatta bring strong business building and corporate governance experience to Foldera Board

HUNTINGTON BEACH, Calif.--(BUSINESS WIRE) -- (OTCBB:FDRA - News) Foldera, Inc. announces the election of Simon Aspinall and Danilo Cacciamatta, CPA, to act as independent members of Foldera’s Board of Directors.

In moving forward with its new agenda, the Board of Directors is now also establishing three new committees that will be headed up by Foldera’s three independent directors (Messrs. Aspinall and Cacciamatta and existing director Michael Arrington) as part of Foldera’s ongoing effort to bolster its corporate governance. The Compensation Committee will be headed by Mr. Aspinall, the Audit Committee will be headed by Mr. Cacciamatta and the Nominating and Corporate Governance Committee will be headed by Mr. Arrington.

The Board of Directors is now comprised of five directors: the three independent directors, Richard Lusk, Chairman, CEO and Founder and Sue Castellon, company Secretary.

“These two new appointments bring strong business building, especially within the European Union, and American corporate governance experience to the board at Foldera” said Richard Lusk. “We are very pleased to have both their international and domestic skills to help move Foldera forward over the coming years.”

About Simon Aspinall

Simon is the Senior Director of the Cisco Internet Business Solutions Group (IBSG) Mobile organization worldwide, where he leads a team that is responsible for driving, identifying, and developing new business opportunities with mobile operators - linking the mobile, service provider and business sectors. Since its inception, the IBSG Mobile team has built relationships with 80 percent of the leading operators in the U.S., Europe, and Asia-Pacific. Aspinall has held a number of senior management roles at Cisco, leading the European field operations team with responsibility for new business solutions, Cisco Powered Networks marketing, service consulting, business consulting and market intelligence for the European telecommunications business.

Before Cisco, Aspinall spent eight years at Mercer Management Consulting, a firm providing management, financial, and marketing consultancy to the worldwide telecommunications sector. He was also the founder and non-executive director of an Internet incubator with operations in five countries. He holds an MBA (Insead) and a master’s degree in engineering and computing science from Oxford University.

About Danilo Cacciamatta

Mr. Cacciamatta has been the Chief Executive Officer of Cacciamatta Accountancy Corporation, a Public Company Accounting Oversight Board registered firm, for several years. Prior to forming that firm, Mr. Cacciamatta was employed by KPMG Peat Marwick from 1972 to 1988 in a variety of positions, including audit partner from 1980 to 1988. Mr. Cacciamatta has served as a Director of California First National Bancorp since June 2001 and is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Cacciamatta received a B.A. degree from Pomona College and an M.B.A. degree from the University of California at Riverside.

About Foldera(TM), Inc.

Foldera(TM) is the free, secure and easy-to-use service that instantly organizes workflow. Foldera combines web-based email, instant messaging, a document manager, a task manager, a calendar, a contact manager and sharable folders into a unified productivity suite, available with a single login from any web browser. Foldera also has the unique ability to instantly sort and file your sent and incoming email, instant message dialogs, documents, tasks and events into folders, on a project-by-project basis, chronologically and in real-time.

Foldera expects to generate revenues from the sale of services such as extra data storage, premium service and support plans, as well as from embedded search and contextual advertising. Founded in 2001, Foldera is a publicly traded company (OTCBB:FDRA - News), headquartered in Huntington Beach, California.

For more information or to sign up for service, visit http://www.foldera.com.

This press release includes a number of forward-looking statements that reflect our management's current views with respect to future events and financial performance. Forward-looking statements include, but are not limited to, statements that are not historical facts, and statements including forms of the words "intend," "believe," "will," "may," "could," "expect," "anticipate," "plan," "possible" and similar terms. Actual results could differ materially from the results implied by the forward-looking statements due to a variety of factors, many of which are discussed throughout this Quarterly Report and in our SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release any revisions to these forward-looking statements that may reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by us include, but are not limited to:

•	the ability to finance activities and maintain financial liquidity;

•	unexpected resistance to the adoption of our product offering;

•	changes in consumer preferences or trends;

•	competitive offerings; and

•	the ability to develop a strong brand identity.

Contact:
Foldera, Inc.
Hugh Dunkerley, 714-766-8737
hdunkerley@foldera.com